Exhibit 99.1

Texas Rare Earth Resources Corp. Expands Financing

HOUSTON, Feb. 15, 2011 /PRNewswire/ -- Texas Rare Earth Resources (Pink Sheets: TRER) announces that it has expanded its equity private placement financing announced February 1 by closing on an additional $2.0 million to bring the total capital raised to $4 million. The additional $2 million was provided by an institutional investor. The funds will be used primarily to advance our Rare Earth-Beryllium- Uranium Project at Round Top Mountain in Hudspeth County Texas. This additional investment represented an issuance of 800,000 shares for a purchase price of $2.50 per share and a five year warrant to purchase 800,000 shares of common stock at an exercise price of $2.50 per share. Additionally, we granted the investor a 120 day option to purchase up to 3,200,000 shares of our common stock at a purchase price of $2.50 per share, with 100% warrant coverage.

Dan Gorski, CEO of Texas Rare Earth Resources, commented, "Texas Rare Earth is very pleased to announce this expansion of our previously announced round by $2 million. This new investment by a resource focused institutional investor strengthens our balance sheet and allows us further flexibility as we move forward in developing our rare earth-beryllium-uranium project at Round Top."

Forward-Looking Information

This press release may contain forward-looking statements about the business, financial condition and prospects of the Company. Forward-looking statements, can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "goal," "estimates," "should," "plans," "targets," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy or objectives. Forward- looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Forward looking statements in this press release include, without limitation, the Company's expectations of the value per metric ton of its mineral deposits, the percentage of heavy rare earth and ratio of heavy to light REE, the amount of metric tons contained in the Round Top rhyolite, ability to mine and economically process our mineral deposits, ability to sell our mineral product, expansion strategies, access to capital, access to joint venture partners, competition, regulatory risks, and other performance results. These statements are made to provide the public with management's current assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate. Security holders are cautioned that such forward- looking statements involve risks and uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this press release.

About Texas Rare Earth

Texas Rare Earth Resources Corp.'s primary focus is developing its Round Top Mountain rare earth-beryllium-uranium deposit. Texas Rare Earth's common stock trades on the Pink OTC Market under the symbol TRER.

For Further Information please contact:
Dan Gorski-CEO: Texas Rare Earth Resources Corp.
Ph 361-790-5246
Email dgorski@texasrareearth.com
Or View the Company's Website:
http://www.texasrareearth.com/

CONTACT: Dan Gorski, CEO of Texas Rare Earth Resources Corp., +1-361-790-5246, dgorski@texasrareearth.com